Exhibit 10.2

[Date]

[Name of Executive Officer]

[Address]

Re:    Amended and Restated Employment Agreement

Dear [Name of Executive Officer]:

You and Renovis, Inc. (the “Company”) are parties to an Employment Agreement dated                      (the “Employment Agreement”), which sets forth, among other things, the terms of your employment with the Company and certain severance benefits payable to you in the event of a qualifying termination of your employment. This letter (the “Agreement”) amends and restates the Employment Agreement to provide you with certain additional benefits in the event of the termination of your employment following a Change in Control (as defined below), to require any successor (as more particularly described below) to expressly assume and perform the Agreement, to maximize the after-tax value of the severance benefits payable to you in the event of a qualifying termination of your employment and to entitle you to enter into an indemnification agreement with the Company. This Agreement supersedes the Employment Agreement and any other agreement or policy to which the Company is a party with respect to your employment with the Company. Notwithstanding the foregoing, your Proprietary Information and Inventions Agreement remains in full effect.

1. DUTIES. Your employment commenced effective as of                     . As the [position], you will continue to oversee the Company’s                      and perform the duties customarily associated with this position. You will continue to report to the                      and perform your services on a full-time basis from at the Company’s headquarters located in South San Francisco. You shall devote your full working time and attention to the business affairs of the Company. You will continue to be an executive officer of the Company and a member of the Company’s executive management team.

2. BASE SALARY. You have and will receive an annual base salary of $                     for all hours worked paid on a twice-per-month basis, less payroll deductions and withholdings. You shall remain eligible for an increase in your base salary subject to the review and approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”) during the focal performance review to be undertaken annually.

3. BONUS. You will be eligible to receive an annual bonus targeted at     % of your base salary based upon your attainment of performance objectives as recommended by the CEO and determined by the Compensation Committee. You shall be eligible for an increase in your annual bonus opportunity subject to the review and approval of the Compensation Committee during the focal performance review to be undertaken annually.

4. STOCK OPTIONS. Subject to the terms set forth in the Company’s various equity incentive and stock plans, you have been granted the stock options listed in the table attached hereto as Exhibit B. You will continue to be eligible for additional stock option grants subject to the review and approval of the Compensation Committee during the focal performance review to be undertaken annually.

5. BENEFITS. You will continue to be eligible to participate in any of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans.

6. EXPENSES. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

7. COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT. As an employee of the Company, you are expected to abide by all of the Company’s policies and procedures. As a condition of your continued employment and as a condition to any of the Company’s obligations under this Agreement, you agree to execute, if applicable, and abide by the terms of the Proprietary Information and Inventions Agreement with the Company.

8. OTHER AGREEMENTS. By accepting this Agreement, you represent and warrant that your performance of your duties for the Company has not and will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

9. OUTSIDE ACTIVITIES. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so.

10. AT-WILL EMPLOYMENT. As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Your at-will employment relationship with the Company cannot be changed except in writing signed by the CEO.

11. SEVERANCE BENEFITS.

(a) Termination By The Company Without Cause. If your employment by the Company is terminated by the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), in each case at any time prior to the occurrence of a Change in Control (as defined below) or in each case more than thirteen (13) months following the occurrence of a Change in Control (as defined below), and if you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit A hereto, the Company shall provide you with the following severance benefits: (1) continuation of your base salary for a period of six (6) months after your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings, payable in installments pursuant to the Company’s normal and customary payroll procedures; (2) for the period beginning on your date of termination and ending on the date which is six (6) full months following your date of termination (or, if earlier, the date on which you accept employment with another employer that provides comparable benefits), the Company shall pay for and provide you and your dependents with the same health benefits (e.g., medical and dental) to which you would have been entitled had you remained continuously employed by the Company during such period, including, if necessary, paying the costs associated with continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (3) on your date of termination, you shall immediately become vested with respect to those options to purchase the Company’s capital stock that you then hold that would have vested during the six (6) month period following your date of termination and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold that would have vested during the six (6) month period following your date of termination shall immediately lapse, and you shall be entitled to exercise any such vested options until the expiration date of such options set forth in the stock option agreement(s) pursuant to which they were granted.

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.

(b) Termination By The Company With Cause Or Termination By You. If your employment by the Company is terminated by the Company with Cause (as defined below), or if you voluntarily terminate your employment with the Company (other than pursuant to a Constructive Termination (as defined below)), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

(c) Termination Following Change in Control. If your employment by the Company is terminated by the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), in each case at any time within thirteen (13) months following the occurrence of a Change in Control (as defined below), and if you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit A hereto, the Company shall provide you with the following severance benefits: (1) a lump sum payment equal to twelve (12) months of your base salary at the rate in effect immediately prior to the Change in Control, less applicable withholdings, to be paid by the Company within ten (10) days of your date of termination; (2) for the period beginning on your date of termination and ending on the date which is twelve (12) full months following your date of termination (or, if earlier, the date on which you accept employment with another employer that provides comparable benefits), the Company shall pay for and provide you and your dependents with the same health benefits (e.g., medical and dental) to which you would have been entitled had you remained continuously employed by the Company during such period, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA; (3) on your date of termination, you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse, and you shall be entitled to exercise any such vested options until the expiration date of such options set forth in the stock option agreement(s) pursuant to which they were granted; and (4) for the period beginning on your date of termination and ending on the date which is twelve (12) full months following your date of termination (or, if earlier, the date on which you accept employment with another employer), the Company shall pay for and provide you with outplacement services through a firm selected by the Company in its sole discretion in an aggregate amount not to exceed $20,000; provided, however, that if you are terminated by the Company following the effective date of a Change in Control described in clause (d)(2)(b) below but accept employment with the Company’s successor or acquirer within thirty (30) days after the effective date of the Change in Control on terms and conditions not less favorable to you than those contained in this Agreement, you shall not be entitled to any severance benefits under this clause (c); provided, further, however, that if your employment is thereafter terminated by the successor or acquiror without Cause (as defined below), or if there is a Constructive Termination (as defined below), in each case at any time within thirteen (13) months following the occurrence of the Change in Control (as defined below), you shall be entitled to the severance benefits described above in this clause (c).

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.

(d) Definitions.

(1) Cause. For purposes of this Agreement, the term “Cause” means: (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) your breach of this Agreement or the failure or refusal by you to work diligently to perform tasks or achieve goals reasonably requested by the Board of Directors, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

(2) Change in Control. For purposes of this Agreement, the term “Change in Control” means the consummation of any of the following transactions:

a. the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

b. the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value; or

c. an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

(3) Constructive Termination. For purposes of this Agreement, the term “Constructive Termination” means your resignation within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof:

a. the delegation to you of duties or the reduction of your duties, either of which substantially reduces the nature, responsibility, or character of your position immediately prior to such delegation or reduction. For the avoidance of doubt, a change in your reporting relationship which results in you no longer reporting to the chief executive officer of the Company shall constitute grounds for Constructive Termination;

b. a material reduction by the Company in your base salary in effect immediately prior to such reduction;

c. a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which you were entitled prior to such reduction; or the taking of any action by the Company that would adversely affect your participation in any plan, program or policy generally applicable to employees of equivalent seniority; and

d. the Company’s requiring you to relocate your office to a place more than forty (40) miles from the Company’s present headquarters location (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).

12. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all (more than seventy percent (70%)) of the business and/or assets of the Company or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or any subsidiary would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to the compensation described in Section 11(c) of this Agreement to which you would be entitled hereunder following a Constructive Termination, as defined in Section 11(d)(3) above, of your employment following a Change in Control, as defined in Section 11(d)(2) above, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, the “Company” shall mean the Company as here in before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

13. PARACHUTE PAYMENTS. Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided for in this Agreement to you together with all other payments and the value of any benefit received or to be received by you:

(a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and

(b) but for this Section 13, would be subject to the excise tax imposed by Section 4999 of the Code, then the benefits pursuant to the terms of this Agreement shall be payable to you either:

(1) in full, or

(2) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 13 shall be made in writing by the Company’s independent public accountants serving immediately before the Change in Control, as defined in Section 11(d)(2) above, (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall cause the Accountants to provide detailed supporting calculations of its determinations to you and the Company. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13.

14. RETURN OF MATERIALS. At the termination of your relationship with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

15. NONSOLICITATION. You agree that for one (1) year following the termination of your employment, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity. You also agree that for two (2) years following the termination of your employment, you will not, either directly or through others, render services to, contract with, or attempt to solicit business from any customer or prospective customer of the Company.

16. INDEMNIFICATION. You shall be entitled to enter into an indemnification agreement with the Company containing customary terms consistent with the terms of any such indemnification agreement between the Company and similarly situated senior executives.

17. ENTIRE AGREEMENT. This Agreement, including Exhibit A, your Proprietary Information and Inventions Agreement and any indemnification agreement that may be entered into between you and the Company in the future, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and the CEO.

18. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

19. BINDING NATURE. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

20. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California.

21. DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

22. RIGHT TO WORK. As required by law, this Agreement is subject to satisfactory proof of your right to work in the United States.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

Renovis, Inc.

Corey Goodman, Ph.D.
President and Chief Executive Officer

Accepted and Agreed to by:

[Name of Executive Officer]	Date

Exhibit A

[SAMPLE]

RELEASE AND WAIVER OF CLAIMS

In exchange for payment to me of amounts and acceleration of stock options pursuant to that certain amended and restated employment agreement between me and the Company dated                      (the “Agreement”), I hereby furnish Renovis, Inc. (the “Company”) with the following release and waiver:

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the execution date of this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under California statute or ordinance and the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, including claims arising out of or related to the Agreement, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section or any comparable law with respect to any unknown or unsuspected claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the ADEA, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:	[Sample only; please do not sign]
[Name of Executive Officer]

Exhibit B

STOCK OPTION GRANTS

Date of Grant	Type of Grant	Number of Shares	Exercise Price

For the purposes of this Exhibit B, “ISO” shall mean “incentive stock option” within the meaning of Section 422 of the Code and “NQO” shall mean a stock option that is not an ISO.